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                                  EXHIBIT 4.1

               MAIL-WELL, INC. 1996 DIRECTORS STOCK OPTION PLAN


     1.  PURPOSE.

     The purpose of the Mail-Well, Inc. 1996 Directors Stock Option Plan (the "Plan") is to provide a means by which Mail-Well, Inc. (the "Corporation"), through the grant of stock options to eligible directors, may attract and retain persons of ability as directors, and motivate such directors to exert their best efforts on behalf of the Corporation and its shareholders. It is not intended that the options issued under this Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

     2.  SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of Section 5(g) of this Plan, 140,000 shares of the common stock, $0.01 par value per share, of the Corporation (the "Common Stock") shall be reserved and optioned under this Plan at the time specified in
Section 4. The reserved shares may be authorized and unissued shares or treasury shares of the Corporation or any combination of both as determined by the Board of Directors of the Corporation. If an option granted under this Plan ceases to be exercisable in whole or in part, the shares representing such option shall be available under this Plan for the grant of options in the future.

     3.  ADMINISTRATION OF THE PLAN.

     This Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the "Committee").

     All actions of the Committee under the Plan shall be taken by a majority of its members. Any act approved in writing by a majority of the Committee members shall be fully effective as it had been taken by a vote of a majority of the members at a meeting duly called and held.

     The Board of Directors or the Committee shall have complete authority in its discretion to interpret all provisions of this Plan consistently with the law, to prescribe the form of the instrument evidencing any option granted under this Plan, to adopt, amend and rescind general and special rules and regulations for the administration of this Plan and to make all other determinations necessary or advisable for the administration of this Plan.

     4.  GRANT OF OPTIONS UNDER THE PLAN.

     Each director of the Corporation, except for directors who are employees of the Corporation,elected or reelected at the 1996 Annual Meeting of Shareholders shall be granted options for 2,000 shares of Common Stock. Annually thereafter, each director of the Corporation, except for directors who are employees of the Corporation, shall be granted options for 2,000 shares of the Company's Common Stock immediately upon the election or reelection of such person to the Board of Directors of the Corporation by shareholders at their annual

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meeting or at a special meeting in lieu of an annual meeting called for such purpose. Such grants shall be automatic and shall occur until options have been granted for all shares reserved for such purpose under Section 2 hereof or until this Plan is discontinued in accordance with Section 7.

     5.  TERMS AND CONDITIONS OF OPTIONS GRANTED UNDER THE PLAN.

     Each option granted under this Plan shall be evidenced by an agreement in a form determined by the Board of Directors or the Committee. Such agreement shall be subject to the following express terms and conditions, and such other terms and conditions as the Board of Directors or the Committee may deem appropriate.

         (a) VESTING. Options granted under this Plan shall vest immediately upon grant. Options may not be exercised until the Plan has been approved by a majority of the shareholders present, or represented, and entitled to vote, at a meeting duly held. Thereafter, options may be exercised at any time after six months from the date of grant and prior to the tenth anniversary of the date of grant.

         (b) TERM OF OPTIONS. All unexercised options shall expire on the tenth anniversary of the date of their grant.

         (c) OPTION PRICE. The purchase price for shares subject to options shall be the average closing price of the Corporation's stock as reported in the Wall Street Journal for the five trading days immediately preceding the date of grant. If there is no reported closing price for the Corporation's Common Stock, the purchase price shall be the last reported sale price prior to the date of grant.

         (d) PAYMENT OF PURCHASE PRICE UPON EXERCISE. The purchase price of the shares shall be paid to the Corporation at the time of exercise, in cash, or stock of the Corporation having a fair market value equal to the purchase price, and held six months or more, or a combination of the foregoing, in an amount equal to the full exercise price of the shares being purchased.

         (e) NONTRANSFERABILITY. No option granted under this Plan shall be transferable other than by a will of an Optionee or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During his or her lifetime, an option shall be exercisable only by an Optionee or by the Optionee's attorney-in-fact or conservator.

         (f) INVESTMENT REPRESENTATION. The shares of stock to be issued upon the exercise of all or any portion of any option granted under this Plan shall be issued on the condition that the Optionee represents that the purchase of stock upon such exercise shall be for investment purposes and not with a view to resale, distribution, offering, transferring, mortgaging, pledging, hypothecating or otherwise disposing of any such stock under the circumstances which would constitute a public offering or distribution under the Securities Act of 1933 or the securities laws of any state. No shares of stock shall be issued upon the exercise of any option unless the Corporation shall have received from

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the Optionee a written statement satisfactory to legal counsel for the
Corporation containing the above representations, stating that certificates representing such shares may bear a legend restricting their transfer and stating that the Corporation's transfer agent or agents may be given instructions to stop transfer of any certificate bearing such legend. Such representation and restrictions provided for herein shall not be required if (1) an effective registration statement for such shares under the Securities Act of 1933 and any applicable state laws has been filed with the Securities and Exchange Commission and with the appropriate agency or commission of any state whose laws apply to the transaction, or (2) an opinion of counsel satisfactory to the Corporation has been delivered to the Corporation to the effect that registration is not required under the Securities Act of 1933 or under the applicable securities laws of any state.

         (g) ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. Notwithstanding any other provision of this Plan, in the event of any change in the outstanding common stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the common stock, the number and kind of shares which thereafter may be optioned and sold under this Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Board of Directors or the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, an Optionee under this Plan.

         (h) NO RIGHTS AS A SHAREHOLDER. No Optionee shall have any rights as a shareholder with respect to any shares subject to his option prior to the date of issuance to him or her of a certificate or certificates for such shares.

     6.  COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

     This Plan, the grant and exercise of options under this Plan, and the obligation of the Corporation to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of common stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.

     7.  AMENDMENT AND DISCONTINUANCE.

     The Board of Directors of the Corporation may amend, suspend or discontinue this Plan; provided, however, that, subject to the provisions of Section 5(g) no action of the Board of Directors of the Corporation or the Committee may (i) increase the number of shares reserved for options pursuant to Section 2, (ii) amend the provisions of Section 4 or 5; or (iii) modify the requirements as to eligibility for participation in this Plan. This Plan may be amended, suspended or discontinued at any time by the vote of a majority of the Shareholders of the Corporation present or voting by proxy at a meeting of shareholders called for such purpose and at which a quorum of shareholders is present. This Plan may be

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amended no more frequently than every six months. Without the written consent of an Optionee, no amendment or suspension of this Plan shall alter or impair any option previously granted to him under this Plan.

     8.  NAME OF THE PLAN.

     This Plan shall be known as the Mail-Well, Inc. 1996 Directors Stock Option Plan.

     9.  EFFECT OF THE PLAN ON OTHER STOCK PLANS.

     The adoption of this Plan shall have no effect on awards made or to be made pursuant to other stock plans covering employees and/or directors of the Corporation, a subsidiary corporation of the Corporation, a parent corporation or any predecessors or successors thereto.

     10. APPROVAL BY SHAREHOLDERS.

     This Plan and the grant of any options hereunder shall be void unless this Plan is approved by a majority of the Corporation's shareholders present, or represented and entitled to vote at the 1997 Annual Meeting of Shareholders or at a special meeting held prior thereto.

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